Cintas Corporation Achieves 34th Consecutive Year of Growth in Sales and Profits
•Annual Revenue of $2.69 billion , up 18 percent
•Profits Increase 6 percent
•Earnings Per Share of $1.45, up 7 percent
•Balance Sheet strengthens

CINCINNATI, July 15, 2003 — Cintas Corporation (Nasdaq:CTAS) today reported record revenue for fiscal 2003 of $2.69 billion, an 18 percent increase from fiscal 2002‘s revenue of $2.27 billion. The company also reported a 6 percent increase in net income of $249 million compared to $234 million last year. Earnings per diluted share of $1.45 increased 7 percent from last year’s $1.36 per diluted share. This is Cintas’ 34th consecutive year of growth in sales and profits. Cintas is one of only three public companies with such a prolonged track record of increasing sales and profits; the other two are ADP and Wal-Mart.

Scott D.Farmer, Chief Executive Officer of Cintas, stated, “On behalf of my Cintas partners, I am proud to report that our Company achieved another successful year on many fronts. Our sales and profits continued to increase, giving us the ability to extend our services to 13 new cities and build six new, state-of-the-art uniform rental facilities. During the year, we integrated the largest acquisition in the Company’s history, Omni Services. In addition, our balance sheet strengthened as we paid down a substantial portion of the debt incurred to buy Omni. Cintas has grown through all economic cycles, even in today’s tough environment. We attribute this success to our people, who share a common set of values and beliefs—things like honesty, integrity, competitive urgency and positive discontent. We are always trying to make our Company better.”

Mr. Farmer continued, “The sluggish economy has continued to put pressure on our customers’ businesses and, as a result, our business has been negatively impacted. Many of our customers have cut the size of their workforce and closed operations altogether. However, Cintas continues to have a great opportunity to grow in North America where our market share is about 9 percent of the total potential market. Our biggest opportunity is to convince companies without uniforms that they need a uniform service. Each year, including fiscal 2003 that just ended, the majority of our new customers are companies who never had a uniform program before. We continue to see opportunities to expand our customer base, leveraging our vast geographic coverage and nationwide sales and distribution network while creating new innovative products and exciting job opportunities for our partners.”

Strong Margins / Strong Balance Sheet

Net income margins of 9.3 percent were strong in spite of higher energy and employee benefit costs, and the expected costs of integrating the Omni operations into Cintas. Omni is now fully integrated, giving Cintas the ability to focus on increasing Omni’s profit margins to Cintas’ historical levels.

The Company’s balance sheet is strong and the company has reduced its long-term debt to total capitalization from 33 percent at May 31, 2002, to 25 percent at May 31, 2003. To date, the company has reduced the amount of its commercial paper outstanding by paying down $190 million, or 83%, of the peak level borrowed in early May 2002. Shareholders’ equity reached $1.6 billion, up from $1.4 billion last year.

Record Fourth Quarter Results

For the quarter ended May 31, 2003, Cintas reported record revenue of $676 million, an increase of 12 percent over the fourth quarter of last year. The company noted that there was one less workday in this year’s fourth quarter versus last year. On a comparable workday basis, total revenue rose 13.7 percent. For the fourth quarter, rental revenue increased organically by 4 percent, on a comparable workday basis, while total revenue grew 3 percent, organically. Strong net income margins were achieved at 9.6 percent of revenues for the fourth quarter.

Outlook

Mr. Farmer commented, “Our customers continue to pare back their employment levels, which reflects the sluggishness they see in their business and the overall economy. The uncertainty about the future direction of the economy results in the following guidance for fiscal 2004. Our forecast is for revenue to be in a range of $2.75 to $2.95 billion compared to fiscal 2003‘s revenue of $2.69 billion. Our guidance for earnings per share is $1.52 to $1.64 compared to $1.45 for fiscal 2003. Capital expenditures for fiscal 2004 will be approximately $150 million. “

About Cintas

Headquartered in Cincinnati, Cintas Corporation is the leader in the corporate identity uniform industry providing uniforms to a wide variety of industries nationwide. The Company also provides a range of outsourcing services including entrance mats, hygiene supplies, cleanroom services and first aid and safety products and services. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 34 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211

Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	May 31, 2003	May 31, 2002	% Chng.	May 31, 2003	May 31, 2002	% Chng.
Revenue:
Rentals	$528,623	$462,292	14.3	$2,101,785	$1,753,368	19.9
Other services	147,521	141,521	4.2	584,800	517,684	13.0

Total revenue	$676,144	$603,813	12.0	$2,686,585	$2,271,052	18.3
Costs and expenses (income):
Cost of rentals	$297,637	$250,187	19.0	$1,173,666	$953,352	23.1
Cost of other services	99,551	98,071	1.5	393,711	360,330	9.3
Selling and admin. expenses	168,567	152,801	10.3	695,437	580,469	19.8
Interest income	(729)	(1,568)	(53.5)	(2,905)	(5,636)	(48.5)
Interest expense	7,447	2,756	170.2	30,917	10,952	182.3

Total costs and expenses	$572,473	$502,247	14.0	$2,290,826	$1,899,467	20.6
Income before income taxes	103,671	101,566	2.1	395,759	371,585	6.5
Income taxes	38,460	37,424	2.8	146,506	137,334	6.7

Net income	$65,211	$64,142	1.7	$249,253	$234,251	6.4

Per share data:
Basic earnings per share	$.38	$.38	0.0	$1.46	$1.38	5.8

Diluted earnings per share	$.38	$.37	2.7	$1.45	$1.36	6.6

Basic shares outstanding	170,516	169,876		170,262	169,713
Diluted shares outstanding	171,795	172,503		172,037	172,244

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Twelve Months Ended
	May 31, 2003	May 31, 2002	% Chng.	May 31, 2003	May 31, 2002	% Chng.
EBIT	$110,389	$102,754	7.4	$423,771	$376,901	12.4
EBIT/revenue	16.3%	17.0%	15.8%	16.6%
EBITDA	$144,456	$133,423	8.3	$566,832	$496,926	14.1
EBITDA/revenue	21.4%	22.1%	21.1%	21.9%
Rental gross margin	43.7%	45.9%	44.2%	45.6%
Other services gross margin	32.5%	30.7%	32.7%	30.4%
Total gross margin	41.3%	42.3%	41.7%	42.2%
Net margin	9.6%	10.6%	9.3%	10.3%
Depreciation and amortization	$34,067	$30,669	11.1	$143,061	$120,025	19.2
Capital expenditures	$34,572	$22,307	55.0	$115,019	$107,284	7.2
Debt to Total Capitalization	25.5%	33.6%	25.5%	33.6%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	May 31, 2003	May 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$32,239	$40,628
Marketable securities	25,420	44,458
Accounts receivable, net	278,147	283,234
Inventories	228,410	193,821
Uniforms and other rental items in service	305,721	280,936
Prepaid expenses	7,607	10,173

Total current assets	877,544	853,250
Property, plant and equipment, at cost, net	777,432	778,402
Goodwill	721,855	678,598
Service Contracts	144,899	158,529
Other assets	61,216	50,455

	$2,582,946	$2,519,234

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,909	$60,393
Accrued liabilities	153,134	160,709
Income Taxes:
Current	16,527	11,791
Deferred	53,018	61,372
Long-term debt due within one year	28,251	18,369

Total current liabilities	304,839	312,634
Long-term debt due after one year	534,763	703,250
Deferred income taxes	97,012	79,591
Shareholders' equity:
Preferred stock, no par value,
100,000 shares authorized, none
outstanding	--
Common stock, no par value, 425,000,000 shares
authorized, 170,599,993, shares issued and
outstanding (169,930,290 at May 31, 2002)	76,124	66,508
Retained earnings	1,568,071	1,365,136
Other accumulated comprehensive loss:
Foreign currency translation	4,427	(4,863)
Unrealized loss on derivatives	(2,290)	(3,022)

Total shareholders' equity	1,646,332	1,423,759
	$2,582,946	$2,519,234

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended
	May 31, 2003	May 31, 2002
Cash flows from operating activities:

Net income	$249,253	$234,251

Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	115,320	101,215
Amortization of deferred charges	27,741	18,810
Deferred income taxes	7,648	20,629
Change in current assets and liabilities,
net of acquisitions of businesses:
Accounts receivable	4,044	3,162
Inventories	(35,638)	31,731
Uniforms and other rental items in service	(24,781)	(27,257)
Prepaid expenses	2,597	1,330
Accounts payable	(6,648)	3,345
Accrued compensation and related liabilities	(3,734)	(12,696)
Accrued liabilities	(9,851)	4,534
Income taxes payable	4,736	(1,621)

Net cash provided by operating activities	330,687	377,433

Cash flows from investing activities:

Capital expenditures	(115,019)	(107,284)
Proceeds from sale or redemption of marketable securities	23,790	157,419
Purchase of marketable securities	(4,752)	(165,372)
Acquisitions of businesses, net of cash acquired	(37,173)	(732,227)
Other	(3,068)	(1,882)

Net cash used in investing activities	(136,222)	(849,346)

Cash flows from financing activities:

Proceeds from issuance of long-term debt	0	640,245
Repayment of long-term debt	(172,891)	(160,612)
Stock options exercised	5,699	3,247
Dividends paid	(46,003)	(42,454)
Other	10,341	(1,609)

Net cash (used in) provided by financing activities	(202,854)	438,817

Net (decrease) in cash and cash equivalents	(8,389)	(33,096)
Cash and cash equivalents at beginning of period	40,628	73,724

Cash and cash equivalents at end of period	$32,239	$40,628